[Jenson Services letterhead]
5525 South 900 East
Salt Lake City, Utah 84117


May 30, 2000



Jeannene Barham, President
Balanced Living, Inc.
6375 South Highland Drive, Suite D
Salt Lake City, Utah 84121

Re:       Acquisition or reorganization proposal for Balanced
          Living, Inc., a Colorado corporation (the "Company")

Dear Ms. Barham:

          Jenson Services, Inc., a Utah corporation and financial consulting firm ("Jenson Services"), specializes in acquisitions, reorganizations and mergers of privately-held companies desiring to go public through a "reverse" acquisition, reorganization or merger, other types of reorganizations or mergers and venture capital funding.

          Leonard W. Burningham, Esq., who acts as your counsel, has also represented us for a number of years, but we waive any requirement that he represent us in the following proposal, along with any potential conflict that may exist. We are also certain that you have qualified financial consultants that can review all matters proposed with you.

          The Company has had preliminary discussions with representatives of Wizzard Software Corporation, a Delaware corporation ("Wizard"), whose business operations focus in the areas of the desktop speech/voice recognition markets for both consumers and corporate customers. A copy of all material information that has presently been provided to me regarding Wizzard is attached hereto for your review.

          I am also attaching a proposed Letter of Intent. The terms and conditions thereof are satisfactory to Wizzard.

          Please note that a condition to the closing of this particular proposed reorganization would require that a minimum of $5,000,000 and a maximum of $9,000,000 be raised by the Company at an offering price of between $2.50 and $4 per share. Jenson Services and another venture capital firm are confident that they can raise the minimum funding to satisfy this condition, and would target to raise at least $7,000,000; however, no assurance can be given that these funds can be raised to satisfy this condition.

          This Letter of Intent assumes that Jenson Services shall become the controlling stockholder of the Company for all purposes respecting completing this proposal.

          Jenson Services proposes (and the Letter of Intent provides) to deposit the sum of $25,000 into the trust account of Leonard W. Burningham, Esq., who shall be engaged to represent the Company in connection with the proposed reorganization, for the payment of such expenses as may become due respecting the reorganization and the sale of your subsidiary's shares as outlined in your proposal to the Company's stockholders dated May 26, 2000 (except for the printing and issuance of the subsidiary's shares and the engagement of its transfer agent), including but not limited to legal, accounting, courier and mailing fees and similar costs. Jenson Services would also agree to indemnify and hold the Company harmless for any additional expenses in regard to the proposed reorganization and/or the conveyance and/or exchange of the shares owned by the Company in its subsidiary, The Balanced Woman, Inc., a Colorado corporation ("Balanced Woman").

          The sale of the Balanced Woman and the cancellation of the outstanding warrants and options to acquire outstanding securities of the Company is an important condition to the completion of this proposal. It will be difficult to raise the funds to satisfy the minimum cash requirements of the Letter of Intent while there are outstanding options or warrants, some at substantially less than the proposed offering price of the private placement. Respecting the rights granted to you and Rose N. Blackham to cancel shares owned by you in Balanced Living for every share underlying any warrant or option not exchanged by the holders thereof for Balanced Woman shares, we will assume this responsibility, at your option, but instead of receiving shares of Balanced Woman in exchange therefor, we would cancel the Balanced Woman shares to its treasury, which would increase the percentage of ownership of the other stockholders of Balanced Woman.

          In consideration of the foregoing, Jenson Services shall be issued shares of "restricted securities" (common stock) amounting to not less than 2,500,000 of the outstanding voting securities of the Company, so that Jenson Services will have absolute control over the completion of this proposal.

          There will be a forward split of the outstanding securities of the Company under the proposal of 1.65 for one, and of the 2,500,000 shares to be issued to Jenson Services (4,125,000 following the split), Jenson Services will only retain 100,000 post-split shares.

          Jenson Services anticipates that on the execution of the Letter of Intent that the required funding can be raised within 30 to 45 days thereafter. This would provide for an estimated closing of the proposed reorganization no later than mid-July, 2000.

          Time is of the essence. Mr Burningham will be out-of-town from May 31 until June 17, and we would like to complete the first draft of the Private Offering Memorandum prior to his departure; by then, the name of the broker being utilized and the offering price of the private placement should be known.

          We also consider it to be very important to examine the industry in which Wizzard presently operates, and to formulate the outline of a business plan covering the required funding or cash requirements and sources, material purchases of plant and equipment and available financing arrangements and other material factors, with this business plan outline being prepared on the assumption that this particular proposal has been completed. If the new directors then believe that this is a potentially profitable venture for the Company, and if all conditions have been satisfied, it will presumably be completed.

          We would be happy to provide you with personal references, and you may visit our web site at www.jensonservices.com for information regarding other reorganizations that we have been instrumental in completing.

          If this proposal is not completed satisfactorily and within a reasonable time, we are confident that any number of well capitalized or viable operating entities would be willing to enter into similar arrangements with the Company. We would be happy to facilitate these, in such event. On the other hand, if the Wizzard proposal cannot be completed, Jenson Services would also be willing to cancel all stock purchased, pay, indemnify and hold the Company harmless from and against any liabilities that are incurred or that may arise during the period of time that it controlled the Company and to cause you to be designated and appointed as the sole director, while obtaining the resignations of the directors that we ask you to nominate, being Joel Hardman and Jeffrey Hardman. Although these persons are our nominees as directors, we are confident that they will act on their own independent judgment.

          For the purposes of meeting with you and any consultants that may be advising you, we have asked Mr. Burningham to prepare a Consent of Directors and the Majority Stockholders of Balanced Living Inc. to effect the foregoing and the Letter of Intent.

          I will look forward to discussing this proposal with you at your earliest convenience.

          Thank you very much.

                                   Very truly yours,

                                   /s/Duane S. Jenson

                                   Duane S. Jenson, President


ACCEPTED: May 30, 2000


BALANCED LIVING, INC.


By/s/Jeannene Barham
     Jeannene Barham, President